Exhibit 5.1


        COVINGTON & BURLING

        1201 PENNSYLVANIA AVENUE             WASHINGTON
        WASHINGTON, DC  20004-2401           NEW YORK
        TEL  202.622.6000                    LONDON
        FAX  202.662.6291                    BRUSSELS
        WWW.COV.COM                          SAN FRANCISCO


                                                        May 10, 2001


Unigene Laboratories, Inc.
110 Little Falls Road
Fairfield, New Jersey 07004

Gentlemen:

     This opinion is being furnished to you in connection with a Registration Statement on Form S-1 (the "Registration Statement") being filed today by
Unigene Laboratories, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration for resale by Fusion Capital Fund II, LLC ("Fusion") of 9,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), consisting of:

     (a) up to 6,000,000 shares of Common Stock (the "Purchase Shares") that Fusion has agreed to purchase from the Company in accordance under the terms of a Common Stock Purchase Agreement, dated as of May 9, 2001, between the Company and Fusion (the "Common Stock Purchase Agreement),

     (b) 2,000,000 shares of Common Stock (the "Compensation Shares") that the Company has issued to Fusion as compensation for its commitment, and

     (c) 1,000,000 shares of Common Stock (the "Warrant Shares") that are issuable upon the exercise of a Warrant, dated as of March 30, 2001, that the Company has issued to Fusion (the "Warrant") also as compensation for its commitment.

     For purposes of this opinion, we have examined the Registration Statement and the relevant exhibits thereto, including:

          (1) the Common Stock Purchase Agreement,

          (2) a Registration Rights Agreement, dated as of April 23, 2001, between the Company and Fusion, and

          (3) the Warrant.

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                                       2

     COVINGTON & BURLING

     We also have examined and relied upon a copy of the Company's Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and copies of the Company's By-Laws and certain resolutions adopted by the Board of Directors of the Company, each certified by the Corporate Secretary of the Company.

     We further have examined such other documents and made such other investigations as we have deemed necessary to form a basis for the opinion hereinafter expressed. In examining the foregoing documents, we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted to us as copies, and the accuracy of the representations and statements included therein.

     Based on the foregoing, we are of the opinion that:

     (1) the Purchase Shares have been duly authorized for issuance, and, if and when issued, sold and delivered by the Company to Fusion in accordance with the terms of the Common Stock Purchase Agreement, will be validly issued, fully paid and nonassessable

     (1) the Compensation Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

     (2) the Warrant Shares have been duly authorized for issuance, and, if and when issued, sold and delivered by the Company to Fusion in accordance with the terms of the Warrant, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus forming a part thereof.


                                              Very truly yours,


                                              /s/ Covington & Burling
                                              -----------------------
                                              COVINGTON & BURLING